SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  March 25, 2002

Commission File Number:  0-27958

Flanders Corporation

(Exact Name of Registrant as Specified in its Charter)

North Carolina

13-3368271

(State or other jurisdiction of

(IRS Employer

incorporation or organization)

Identification No.)

2399 26th Avenue North

St. Petersburg, Florida

33734

(Address of Principal Executive Offices)

(Zip Code)

Registrant's Telephone Number, Including Area Code:

(727) 822-4411

N/A

(Former name, former address, and formal fiscal year, if changed since last report)

ITEM 5.  OTHER EVENT - EARNINGS RELEASE

Flanders Corporation today announced its results for the quarter and year ended December 31, 2002.  Earnings from continuing operations were up to $0.18 per share, compared to $0.02 per share for 2001 and a loss of $0.18 per share for 2000. Revenues for 2002 decreased 2.5%, to $184 million from $189 million in 2001.

For its fourth quarter ended December 31, 2002, Flanders reported earnings of $0.07 per share, a complete turnaround compared to a loss of $0.07 per share for the fourth quarter of 2001. Revenues also increased 11%, to $47 million, compared to $42 million for the fourth quarter of 2001.

The overall market for air filters remains down. However, we gained significant market share this year through the introduction of new products across all customer categories. Because of these gains, we had a much better third and fourth quarter this year than in prior years.

We intend to keep focusing on growth in our top line through market share gains, while continuing our emphasis on cost containment through consolidation of administrative services and increases in operational efficiency.

Non-Cash Charge

Flanders also announced it had taken a non-cash, non-operational charge of $27.7 million, consisting of all of its remaining goodwill, related to the implementation of new accounting standards for goodwill impairment. Under this new accounting rule, SFAS 142, a company’s stock price takes precedence over other “yardsticks” for determining the value of an enterprise for accounting purposes, including such traditional methods as present value of predicted future net cash flows, and independent appraisals by outside investment bankers. Therefore the Company has decided to take the most conservative position. This charge was reflected as a “cumulative effect of accounting change” for 2002.

Conference Call

The Company has scheduled a conference call for Wednesday, March 26, at 11:00 a.m. EDT.  People wishing to participate in the conference call should dial 973-582-2767 ten minutes prior to the call.

Selected Operations Data (all but "per share" data in millions)	2002	2001	2000
Net sales	$ 184.2	$ 189.1	$ 194.1
Gross profit	40.8	39.8	36.9
Operating expenses	29.6	36.3	40.7
Operating income (loss) from continuing operations	11.2	3.5	(3.8)
Earnings from continuing operations before income taxes	7.7	1.5	(6.9)
Earnings from continuing operations	4.7	0.6	(4.5)
Loss from discontinued operations	–	(0.2)	(2.7)
Earnings before cumulative effect of accounting change	4.7	0.4	(7.2)
Cumulative effect of accounting change, net of taxes	(27.7)	–	–
Net earnings (loss)	(22.9)	0.4	(7.2)
Earnings (loss) per share from continuing operations: Basic	$ 0.18	$ 0.02	$ (0.18)
Diluted	$ 0.18	$ 0.02	$ (0.18)
Earnings (loss) per share: Basic	$ (0.88)	$ 0.01	$ (0.28)
Diluted	$ (0.88)	$ 0.01	$ (0.28)
Common shares outstanding: Basic	26.0	26.0	25.3
Diluted	26.0	26.0	25.3

Discussion of Results of Operations

Net Sales: Net sales for 2002 decreased by $4.9 million or 2.6%, to $184.2 million from $189.1 million for 2001.  The decrease in net sales was due to a general decrease in air filter sales across the industry which began in the fourth quarter of 2001 and the elimination of unprofitable product lines, partially balanced by our success in increasing our market share.

Gross Profit:  Gross profit for 2002 increased $1 million, or 2.6%, to $40.8 million, which made up 22.2% of net sales, from $39.8 million for 2001, which made up 21.0% of net sales.  The gross profit increase was principally attributable to:

•

Expanded facilities in Tijuana, which were brought fully online and stabilized during the first half of the year, resulting in savings in rent, taxes and labor-related costs.

•

Reductions in direct labor and indirect labor headcount.

•

Increased operational efficiency.

Operating Expenses:  Operating expenses for 2002 decreased $6.7 million, or 18.5%, to $29.6 million, from $36.3 million in 2001. The decrease in operating expenses was caused by a decrease of  $0.8 million of amortization of goodwill expenses caused by our adoption of SFAS 142 effective January 1, 2002 and decrease in direct and overhead costs.  The remainder of this decrease was primarily attributable to reductions in administrative headcount, benefits of centralized shipping control, improved scheduling and renegotiated shipping terms.

Flanders is a leading air filtration products manufacturer.  Flanders' products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems, semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 25, 2003

FLANDERS CORPORATION

By:  /s/  Steven K. Clark_________

Steven K. Clark

Vice-President of Finance/Chief Financial Officer/ Chief Operating Officer and Director